Exhibit 99.1

Press Release

Action Products Revises Warrant Terms

ORLANDO, FL – January 12, 2006 – Action Products International, Inc. (NASDAQ-CM: APII) - Today the Board of Action Products has elected to reduce the price of the warrant dividend declared on October 28, 2005. The previous terms were $3.75 per share on or before July 31, 2006 and $4.25 per share on or after August 1, 2006 through January 31, 2007. The new terms are $3.25 per share on or before July 31, 2006 and $3.75 per share on or after August 1, 2006 through January 31, 2007. The warrant will be paid to shareholders of record on Wednesday January 18, 2006. The ex-dividend date is Friday January 13, 2006. The distribution and exercise warrant is subject to the delivery of a final prospectus.

Contacts:	Ray Oliver, Investor Relations Officer 407/481-8007 extension 723
Adam Ben-Evi, SBW Alliance Group 407-647-9974